                                                                    EXHIBIT 10.1

[LETTERHEAD OF ACT MANUFACTURING, INC.]


August 8, 2001

Mr. Narendra Pathipati
6214 82nd Avenue SE
Mercer Island, WA 98040

Dear Mr. Pathipati:

It is my pleasure to extend you an offer of employment for the position of Executive Vice President and Chief Financial Officer with ACT Manufacturing, Inc. (the "Company") reporting directly to me. We are excited about the prospect of you joining our team, and look forward to the addition of your professionalism and experience to help the Company achieve its goals.

Position and Duties: By signing below, you agree to serve as the Company's Executive Vice President and Chief Financial Officer. You shall have such duties and responsibilities as are incident to, or reasonably requested in connection with, such positions. You shall perform and discharge faithfully, diligently and to the best of your ability such duties and responsibilities on behalf of the Company and any of its subsidiaries as are consistent with your position and as may be designated from time to time. You shall devote all of your business time, attention and energies to the business of the Company and shall not engage in any other business activity or activities, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that may conflict with the proper performance of your duties to the Company.

Base Salary: Your base salary will be paid at an initial bi-weekly rate of $11,538.46, which is the annual equivalent of $300,000.00. You will be paid in accordance with the Company's normal payroll practices as established or modified from time to time.

Performance Bonus: In addition to your Base Salary, you will be eligible for annual performance bonus up to 50% of your Base Salary, at target. The bonus shall be paid, if at all, on a quarterly basis, but administered yearly. The amount of the bonus is determined in the Company's sole discretion, and will be based on a set of mutually agreed upon goals. The Company will guarantee your full quarterly bonus of $37,500 for each of 3rd and 4th quarter of 2001, only, to be paid with the first regularly scheduled payroll in September and October, 2001.

Company Car: You will be eligible for a leased company car of your selection. The negotiated purchase price of the vehicle to be put under lease is not to exceed $65,000.00.

Benefits: You will also be eligible to participate in the Company's benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. These benefits presently include: vacation time, holidays, educational reimbursement, life insurance, accidental death and dismemberment, short-term and long-term disability, 401(k) and contributory health/dental insurance. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs, which will be made available to you during your new hire orientation.

STOCK OPTION GRANT: Subject to approval of the Company's Board of Directors (the "Board"), you will be granted the option to purchase 100,000 shares of Company common stock, at a price equal to the fair market value as of the date of the grant. The options will be subject to and governed by the terms and conditions of a stock option agreement between you and the Company and the Company's Stock Option and Incentive Plan, which will include, among other things, a five-year vesting schedule. Please consult the stock option agreement and the Company's Stock Option Plan for further information.

TERMINATION OF EMPLOYMENT: Your employment with the Company may be terminated as follows:

     (a)  At your option.  You may terminate your employment, with or without
          --------------
     cause, at any time by giving at least 120 days' advance written notice to the Company. In the event of a termination at your option, the Company may accelerate your departure date and will have no obligation to pay you after your actual departure date. In the event of termination at your option, you shall be entitled to no payments, salary continuation, severance or other benefits, except for earned but unpaid Base Salary to the extent accrued through your departure date.

     (b)  At the election of the Company for Cause.  The Company may,
          ----------------------------------------
     immediately and unilaterally, terminate your employment for "Cause" at any time by giving thirty (30) days' advance notice to you. Termination by the Company shall constitute a termination for Cause if such termination is for one or more of the following reasons:

          (i)  Your failure or refusal to perform the duties of your position;
         (ii) disloyalty, gross negligence, dishonesty, breach of fiduciary duty or breach of a material term of this Agreement or the other agreements executed in connection herewith;
        (iii) the commission by you of an act of fraud, embezzlement or deliberate disregard of the rules or policies of the Company or the commission by you of any other action which injures the Company;
         (iv)  acts which, in the reasonable judgment of the Board of Directors, would tend to generate adverse publicity toward the Company;
          (v)  the conviction, or plea of nolo contendere, by you of a felony.

In the event of a termination for Cause pursuant to the provisions of clauses
(i) through (v) above, inclusive, you shall be entitled to no payments, salary continuation, severance or other benefits, except for earned but unpaid Base Salary to the extent accrued through your actual departure date.

     (c)  At the Election of the Company for Reasons Other than for Cause.  The
          ---------------------------------------------------------------
     Company may, immediately and unilaterally, terminate your employment at any time without Cause by giving ten (10) days' advance written notice to you of the Company's election to terminate. During such ten-day period, you will be available on a full-time basis for the benefit of the Company to, among other things, assist the Company in making the transition to a successor. The Company, at its option, may pay you your prorated Base Salary rate for ten (10) days in lieu of such notice. In the event the Company exercises its rights to terminate you without Cause and subject to your execution of a comprehensive release in the form, and of a scope, acceptable to the Company, the Company shall pay you, within thirty (30) days of your termination, a lump sum severance payment equal to your then current base salary for a period of one (1) year. If, despite diligent efforts, you are unable to obtain employment with any other employer at any time prior to the one year anniversary of your termination date, the company shall continue to pay you severance equal to your base salary for the period of six (6) months, or until you obtain employment, whichever occurs first.

     (d) Termination Due to Death or Disability. If this Agreement terminates
         --------------------------------------
         due to your death or disability, you shall be entitled to no payments, salary continuation, severance or other benefits, except for earned but unpaid Base Salary and benefits to the extent accrued or vested through your last day of employment. For the purposes of this Agreement, you shall be deemed to have suffered physical incapacity or mental incompetence if you are unable to perform the essential functions of your job with reasonable accommodation for a period of 180 consecutive or cumulative days in any one year period. Any accommodation will not be deemed reasonable if it imposes an undue hardship on the Company.

CHANGE IN CONTROL: In the event your employment is terminated by the Company for any reason within six (6) months of the consummation of a Change in Control (as defined herein) and subject to your execution of a comprehensive release in the form, and of a scope, acceptable to the Company, the Company shall pay you, within thirty (30) days of your termination, a lump sum severance payment equal to your then current base salary for a period of one (1) year. If, despite diligent efforts, you are unable to obtain employment with any other employer at any time prior to the one (1) year anniversary of your termination date, the company shall continue to pay you severance equal to your base salary for the period of six (6) months, or until you obtain employment, whichever occurs first. For purposes of this section, a "Change in Control" shall mean (i) any merger or consolidation after which the voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such event; or (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off, a transaction in which the sole purpose is to change the Company's state of incorporation or create a holding company, or similar transaction). Under no circumstances shall you be eligible for payment of severance under both this provision and the provision above, which provides for severance upon termination by the Company for reasons other than for Cause.

RELOCATION: As you know, you will be required to relocate from Washington to Massachusetts. Accordingly, the company will pay you a one time, relocation reimbursement bonus of $75,000.00, to be paid with the first regularly scheduled payroll in September, 2001.

In the event employee voluntarily resigns from employment prior to the first anniversary of his employment, the Relocation Reimbursement Bonus must be repaid to the company.

RESTRICTIVE COVENANTS: You will be required to sign an Employee Noncompetition, Nondisclosure and Developments Agreement as a condition of your employment with the Company. A copy of this agreement is attached hereto. In addition, the Company requires you to verify that the performance of your position at ACT does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers which are in conflict with your obligations to ACT).

Arbitration: You agree that any controversy or dispute between you and the Company arising out of, or related to, this agreement, including, but not limited to, the interpretation, construction or application of any of the terms of this agreement, shall be settled by arbitration in accordance with the Employment Dispute Rules of the American Arbitration Association; provided, however, that nothing herein shall be deemed to preclude the Company from seeking immediate or equitable relief from any court of competent jurisdiction for claims arising out of, or related to, a violation by you of any provision of the Employee Noncompetition, Nondisclosure and Developments Agreement. The location of the arbitration shall be Boston, Massachusetts unless the Company and the Employee mutually agree that the arbitration shall be held in another location in Massachusetts. The parties shall share equally in the cost of the arbitration and each party shall bear their own costs and attorney fees incurred in preparation for, and attendance at, the arbitration.

Moreover, please bring with you on your first day of employment for purposes of completing the I-9 form sufficient documentation to demonstrate your eligibility to work in the United States. This verification must occur by the third day of your employment.

The above terms are a summary of our initial employment relationship and are subject to later modification by the Company.

This letter is being sent to you in duplicate. Please execute both copies, retaining one copy for your records, and return one copy to me.

Pat, I am extremely pleased at the prospect of you joining my team and am looking forward to working with you.

With regards,

/s/ John A Pino
------------------------
John A. Pino
Chief Executive Officer

/s/ Narendra Pathipati                           Aug. 9, 2001
-----------------------                        ----------------
Offer accepted, Narendra Pathipati